Shareholder Update
Annual Meeting Results
An annual meeting of the Funds shareholders was held
on October 1, 2002. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
1. The Funds shareholders elected the following eight
directors:
			   Shares    Shares Withholding
			  Voted For  Authority to Vote
Robert J. Dayton.....     15,566,277      697,034
Andrew M. Hunter III (a). 15,031,817      231,494
Leonard W. Kedrowski....  15,030,895      232,416
John M. Murphy, Jr. ..... 14,566,067      697,244
Richard K. Riederer ..... 15,030,954      232,357
Joseph D. Strauss........ 15,030,775      232,536
Virginia L. Stringer .... 15,028,679      234,632
James M. Wade............ 15,031,875      231,436
(a) Andrew M. Hunter III tendered his resignation from the
board of directors, effective December 2002.
2. The Funds shareholders ratified the selection by the
Fund's board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending May 31, 2003. The following
votes were cast regarding this matter:
  Shares 	 Shares        Broker
Voted For     Voted Against  Abstentions    Non Votes
14,640,789      517,822       104,700          -